Exhibit 10.1

Personal and Confidential

March 20, 2015

Tim Peterman

835 Douglas Avenue

Terrace Park, OH 45174

Dear Tim,

On behalf of EVINE Live Inc. (the “Company”), I am delighted to confirm our employment offer to you as follows:

TITLE, START DATE and RESPONSIBILITIES

Your title initially will be Executive Vice President, Chief Financial Officer and you will initially report to the Chief Executive Officer, currently Mark Bozek. Your first day of work will be March 30, 2015 (the “Start Date”). You will generally work out of the Company’s Eden Prairie, Minnesota office, but you are expected to travel as required. As a Company employee, you will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) comply with all of the Company’s policies, as in effect from time to time; and (v) generally promote the interests of the Company.

COMPENSATION

Base Salary: You will initially receive base salary at the rate of $350,000.00 per year, less all applicable deductions and withholdings. Such salary will be paid in accordance with the Company’s regular payroll practices. Your salary will be reviewed from time to time in accordance with Company policy.

Signing Bonus: You will receive a signing bonus of $15,000.00, less applicable withholdings. This bonus will be paid to you within 30 days following the Start Date, so long as you are employed by the Company on such date. If prior to the one-year anniversary of the Start Date you terminate your employment with the Company or your employment is terminated by the Company for cause, you agree to repay to the Company, within thirty (30) days following the termination date, the amount of your signing bonus multiplied by a fraction the numerator of which is 365 minus the number of days you were employed by the Company and the denominator of which is 365. Except as prohibited by applicable law, you authorize the Company to offset all or part of any such repayment against any payments the Company may owe to you at the time of termination.

Discretionary Annual Bonuses: You will be eligible for annual discretionary bonuses, which shall be based on your performance, the Company’s performance, and such other factors as determined by the Company, with a target bonus of 60% of your annual salary and a maximum bonus of 120% of your annual salary. Whether or not any bonus payment will be made to you, and, if so, in what amount, will be determined by the Company’s Board of Directors (the “Board”) in its sole discretion, and any bonus is subject to the terms and conditions established by the Board. Your bonus eligibility begins with respect to the 2015 fiscal year, and will be prorated based on your Start Date. In order to be eligible for any bonus, you must be an active employee at, and not have given or received notice of termination of your employment prior to, the time of the payment of such bonus. Please note that payment of a bonus in any year or years does not in any way guarantee payment of a bonus in any other year or years.

Long-Term Incentive Awards: Subject to approval by the Board and your execution of written award agreements provided by the Company, you will be awarded a long-term incentive equity grant with a grant date fair market value of $297,500.00. The form of the grant will be split between performance share units and options to purchase shares of the Company’s common stock. This long-term incentive award will be subject to the terms and conditions set forth in the written award agreements and the terms and conditions applicable in the Company’s 2011 Omnibus Incentive Plan. In addition, commencing in fiscal year 2016, you will be eligible for annual grants of equity or other long-term incentive awards based, in the sole discretion of the Board, upon such terms and conditions as determined by the Compensation Committee of the Board and as set forth in any written award agreement and any applicable plan.

BENEFITS

You are eligible to participate in any present or future employee benefit programs established by the Company for its employees generally or for all employees at your organizational level, subject to the Company’s right to modify or terminate such benefit plans or programs at any time in its sole discretion and subject to the eligibility requirements and rules of each such plan or program. You will be eligible to enroll in the Company’s health insurance plans as of May 1, 2015, provided that you enroll within 31 days of such date.

You will also be eligible for paid time off in accordance with Company policy, as in effect from time to time. Under current Company policy, based on your scheduled hours and Start Date, (i) you will be eligible for 160 of hours of paid vacation during 2015, and will be eligible for 160 of hours per calendar year starting in 2016, and (ii) you will be eligible for 2 floating holidays in 2015, and 2 floating holidays starting January 1, 2016. Paid time off does not carry over from year to year and you will not be paid for unused paid time off at any time, including upon termination of employment.

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Relocation Reimbursement: Provided you relocate to the Eden Prairie, MN area within five (5) months following your Start Date, you are eligible to receive the Company’s Executive Relocation package. Details of that Program are set forth in the EVINE Live Relocation Handbook. If within two (2) years following the Start Date you voluntarily resign from the Company or your employment is terminated by the Company for cause, within thirty (30) days following the termination date, you will be required to repay to the Company the relocation payments paid to you or on your behalf multiplied by a fraction the numerator of which is 730 minus the number of days you were employed by the Company and the denominator of which is 730. Except as prohibited by applicable law, you authorize the Company to offset all or part of any such repayment against any payments the Company may owe to you at the time of termination.

EMPLOYMENT AT WILL

Your employment with the Company is at will, which means that it is subject to termination by either you or the Company at any time, for any reason, with or without cause. This letter serves to outline the terms of our employment offer, but it does not constitute a contract of employment for any specific length of time.

PROTECTIVE COVENANTS

As a condition of your employment, you will be required to sign a protective covenants agreement, a copy of which is enclosed (the “Protective Covenants Agreement”).

TERMS OF OFFER

The Company extends this offer to you contingent on verification of your prior employment and educational information, satisfactory results from our reference and background checks and drug screening, and verification of your identity and right to work in the United States. The Company reserves the right to change any of the terms or condition of your employment on a going-forward basis at any time in its sole discretion.

MISCELLANEOUS

This letter and the enclosed Protective Covenants Agreement contains the entire agreement between us. You acknowledge that you have not relied upon any representations (oral or otherwise) other than those explicitly stated in this offer letter. All payments made to you will be subject to applicable withholding taxes. The terms of this letter and all rights and obligations of the parties hereto, including its enforcement, shall be interpreted and governed by the laws of Minnesota. No amendment or modification of this letter shall be valid or binding upon the parties unless in writing and signed by the Company. The Company shall have the right to assign this letter, and, accordingly, this letter shall inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company. Your rights and obligations under this letter are personal to you, and you shall not have the right to assign or otherwise transfer your rights or obligations under this letter.

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Tim, we are very excited about you joining EVINE Live and wish you every success in your new position. If I can be of any assistance, please do not hesitate to contact me at (952) 943-6731.

Sincerely,

Jaime Nielsen

Vice President, Human Resources

Enclosure

I confirm my acceptance of employment with EVINE Live Inc., subject to the terms and conditions set forth above.

/s/ Tim Peterman	3/21/2015
Tim Peterman	Date

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